HOLLYWOOD MEDIA RETAINS JEFFERIES & COMPANY TO

EXPLORE STRATEGIC OPPORTUNITIES

(Boca Raton, FL – February 10, 2003) – Hollywood Media Corp. (Nasdaq: HOLL), a leading provider of news, information and ticketing covering the entertainment and media industries, today announced it has been working with the investment banking firm of Jefferies & Company, Inc. in exploring strategic opportunities available to enhance value for shareholders, including the possible sale of one or more of Hollywood Media’s divisions. The Company noted that there can be no assurance that any transaction will occur as a result of this process.

Mitchell Rubenstein, Chairman and CEO of Hollywood Media Corp., stated: “We believe the current share price does not reflect the value of our businesses. As a result, we have engaged Jefferies & Company to explore opportunities to enhance shareholder value.”

About Hollywood Media

Hollywood Media Corp. is a leading provider of news, information and ticketing covering the entertainment and media industries. On the strength of its history in developing comprehensive entertainment industry databases, as well as its major strategic partners and unique content, the Company has launched a network of media businesses. The Company's Data Business includes CinemaSource, EventSource, AdSource and Baseline/FilmTracker. The Company’s Broadway Tickets business includes Theatre Direct International, Broadway.com and 1-800-Broadway. These services supply thousands of media outlets with specific information on entertainment events such as movies, live theater and concerts, and sell tickets for Broadway. The Company's businesses also include an intellectual property business, as well as Hollywood.com and a minority interest in MovieTickets.com. In addition, the Company owns and operates two cable television networks, Totally Hollywood TV and Totally Broadway TV. The Company's shares are traded on the Nasdaq Stock Market under the symbol HOLL.

Statements in this press release may be “forward-looking statement” within the meaning of federal securities laws. The matters discussed herein that are forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized. Actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous potential risks and uncertainties including, but not limited to, the need to manage our growth and integrate new businesses, our ability to develop strategic relationships, our ability to compete with other media, data and Internet companies, technology risks, the volatility of our stock price, and other risks and factors described in Hollywood Media Corp.’s filings with the Securities and Exchange Commission. Such forward-looking statements speak only as of the date on which they are made, and Hollywood Media Corp. does not undertake any obligation to update any forward-looking statement to reflect event or circumstances after the date of this release.

Contact

John Buckley/Kim Holt

Brainerd Communicators, Inc.

212-986-6667

buckley@braincomm.com